UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2024

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

5220 Spring Valley Road, Suite 500

Dallas, TX 75254

(Address of principal executive offices)

(949) 281-2606

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Convertible Promissory Note to Non-Affiliate

On July 8, 2024, Vivakor, Inc. (the “Company”) received a loan from a non-affiliated individual lender in the principal amount of Three Hundred Fifty Thousand Dollars ($350,000) (the “First Loan”) and, in connection therewith, the Company agreed to issue 15,982 restricted shares of the Company’s common stock. The First Loan bears interest at the rate of 10% per annum, matures on December 31, 2024, with all unconverted principal due on the maturity date and interest payable monthly on the last day of the month after the month in which the interest accrued. The Company issued a promissory note dated July 5, 2024 in connection with the First Loan (the “First Note”). The First Note allows the holder to convert the outstanding principal and interest due under the First Note into shares of our common stock at price equal to 90% of the average closing price of our common stock for the previous five (5) trading days prior to the conversion date, with a floor conversion price of $1.00 per share. The lender may not convert amounts owed under the First Note if such conversion would cause him to own more than 4.99% of our common stock after giving effect to the issuance, which limitation may be raised to 9.99% upon no less than 61 days notice to us regarding his desire to increase the conversion limitation percentage. The Company will issue the 15,982 shares in the near future.

Issuance of a Convertible Promissory Note to Related Party

On July 5, 2024, the Company received a loan from Ballengee Holdings, LLC, an entity controlled by James Ballengee, the Company’s Chairman, President, and Chief Executive Officer, in the principal amount of Five Hundred Thousand Dollars ($500,000) (the “BH Loan”) and, in connection therewith, the Company agreed to issue 21,552 restricted shares of the Company’s common stock. The BH Loan bears interest at the rate of 10% per annum, matures on December 31, 2024, with all unconverted principal due on the maturity date and all unconverted interest payable monthly on the last day of the month after the month in which the interest accrued. The Company issued a promissory note dated July 9, 2024 in connection with the BH Loan (the “BH Note”). The BH Note allows the holder to convert the outstanding principal and interest due under the BH Note into shares of our common stock at price equal to 90% of the average closing price of our common stock for the previous five (5) trading days prior to the conversion date, with a floor conversion price of $1.00 per share. The lender may not convert amounts owed under the BH Note if such conversion would cause him to own more than 4.99% of our common stock after giving effect to the issuance, which limitation may be raised to 9.99% upon no less than 61 days notice to us regarding his desire to increase the conversion limitation percentage. The Company will issue the 21,552 shares in the near future.

This summary is not a complete description of all of the terms of the First Note and the BH Note and is qualified in its entirety by reference to the full text of the Form of Note, a form of which is filed as Exhibit 4.1 hereto, which are incorporated by reference into this Item 1.01.

Consulting Agreement

On July 5, 2024, the Company entered into a Consulting Agreement with 395 Group, LLC, a Nevada limited liability company (“395”), under which 395 agreed to provide the Company with general advisory and business development services. Specifically, 395 agreed to advise the Company for the next four (4) months regarding capitalization, business development, business relationships, industry guidance, and assist with understanding what is happening in the Company’s market space. In exchange for 395’s services, the Company agreed to pay total cash compensation of $340,000 and equity compensation of 50,000 shares of the Company’s restricted common stock, with one-half of the cash compensation and all the equity compensation due upon signing of the agreement and the other half of the cash compensation due in thirty (30) days. The 50,000 shares of common stock will be issued in the near future.

This summary is not a complete description of all of the terms of the 395 Consulting Agreement and is qualified in its entirety by reference to the full text of the 395 Consulting Agreement, which is filed as Exhibit 10.1 hereto, which are incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by this Item 2.03, the information contained in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required by this Item 3.02, the information contained in Item 1.01 is incorporated herein by reference. The Company relied on the exemption provided for under Section 4(a)(2) for the issuance of the First Note and the BH Note and the upfront shares of restricted shares of its common stock issued thereunder as the lenders are accredited investors and familiar with the Company’s operations.

To the extent required by this Item 3.02, the information contained in Item 1.01 is incorporated herein by reference. The Company relied on the exemption provided for under Section 4(a)(2) for the issuance of the 50,000 shares of restricted shares of its common stock issued to 395 as 395 is a sophisticated investor and familiar with the Company’s operations.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Convertible Promissory Note Issued by Vivakor, Inc.

10.1	Consulting Agreement with 395 Group, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: July 11, 2024	By:	/s/ James Ballengee
		Name:	James Ballengee
		Title:	Chief Executive Officer

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